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                                                                    Exhibit 99.2

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT dated as of September 19, 2002 by and among 24/7 Real Media, Inc., a Delaware corporation ("Buyer"), Elbit Vflash Inc., a Delaware corporation (the "U.S. Seller") and Elbit Vflash Ltd., a company incorporated under the laws of the Isle of Man (the "Foreign Seller" each, a "Seller" and, together with the U.S. Seller, the "Sellers").

                                   WITNESSETH:

     WHEREAS, Buyer desires to acquire, and Sellers desire to sell, the assets, properties and rights of Sellers listed on Schedule 2.01 relating to Sellers' permission-based digital marketing communications solutions, including the Intellectual Property relating to the products known as "Vflash", "NowBox" and "NowCode" (collectively, the "Business"), upon the terms and subject to the conditions set forth in this Agreement (the "Acquisition"); and

     WHEREAS, the Board of Directors of each Seller has determined that it is in the best interests of the Sellers and their stockholders that Sellers sell the Purchased Assets (as defined below) to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 Definitions.

     The following terms, as used herein, have the following meanings:

     "Acquisition" is defined in the first recital of the preamble to this Agreement.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

     "Allocation Statement" is defined in Section 2.07 of this Agreement.

     "Ancillary Agreements" is defined in Section 2.08 of this Agreement.

     "Assignment of Intellectual Property Agreement" means the Assignment of Intellectual Property from Sellers to Buyer, in substantially the form attached hereto as Exhibit A.

     "Assumed Liabilities" is defined in Section 2.04 of this Agreement.





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     "Benefit Arrangement" means an employment, change in control, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or healthcare or welfare coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is sponsored maintained or contributed to (or is required to be contributed to) by Seller or any of their ERISA Affiliates.

     "Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement between Buyer and Sellers, in substantially the form attached hereto as Exhibit B.

     "Business" is defined in the first recital of the preamble to this Agreement.

     "Buyer" is defined in the preamble to this Agreement.

     "Buyer Common Stock" means Buyer's newly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share.

     "Buyer Plan" is defined in Section 7.01 of this Agreement.

     "Buyer SEC Reports" is defined in Section 4.06 of this Agreement.

     "Closing" is defined in Section 2.08 of this Agreement.

     "Closing Date" is defined in Section 2.08 of this Agreement.

     "COBRA" is defined in Section 2.05 of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" means the confidentiality agreement between Buyer and U.S. Seller dated July 23, 2002.

     "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.01.

     "Employee Plan" means each "employee benefit plan" of U.S. Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is sponsored, maintained or contributed to (or is required to be contributed to) by either U.S. Seller or any of its ERISA Affiliates, as the case may be.

     "Employment Agreements" is defined in Section 6.02 of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.





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     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code or Section 4001 of ERISA.

     "Exchange Act" is defined in Section 4.06 of this Agreement.

     "Excluded Assets" is defined in Section 2.02 of this Agreement.

     "Excluded Liabilities" is defined in Section 2.05 of this Agreement.

     "Financial Statements" is defined in Section 4.06(b) of this Agreement.

     "Foreign Seller" is defined in the preamble to this Agreement.

     "GAAP" is defined in Section 3.17 of this Agreement.

     "Intellectual Property" is defined in Section 3.12 of this Agreement.

     "Investors' Rights Agreement" is defined in Section 6.01 of this Agreement.

     "IRS" means the Internal Revenue Service.

     "Japan License" is defined in Section 2.03 of this Agreement.

     "Lien" means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "Material Adverse Effect" means any change in or effect on the Business or the Purchased Assets that is materially adverse to the business, assets, financial condition or results of operations of the Business taken as a whole; provided, however, that in no event shall any of the following, in and of itself, be considered a Material Adverse Effect: (a) any adverse change to the extent, but solely to the extent, attributable to the announcement or pendency of the Acquisition, including any cancellations of or delay in customer orders, any reduction in sales or revenues, any disruption in supplier, distributor, partner or similar relations or any loss of employees, in each case attributable to the announcement or pendency of the Aquisition; (b) any adverse change attributable to general economic or general industry conditions affecting the Business, the U.S. economy as a whole or foreign economies in any locations where the Business is conducted; or (c) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

     "NNM" means the Nasdaq National Market.

     "NSM" means the Nasdaq Small Cap Market.

     "Non-Competition Period" is defined in Section 8.01 of this Agreement.

     "Parent" means Elron Electronic Industries Ltd.





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     "Permits" is defined in Section 3.10 of this Agreement.

     "Permitted Liens" is defined in Section 3.06 of this Agreement.

     "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Purchase Price" is defined in Section 2.07 of this Agreement.

     "Purchase Price Shares" means FOUR MILLION ONE HUNDRED THOUSAND (4,100,000) shares of Buyer Common Stock.

     "Purchased Assets" means those assets, properties and rights listed on
Schedule 2.01.

     "Representatives" means Sellers' or Buyer's respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

     "Required Consent" is defined in Section 3.04 of this Agreement.

     "SEC" is defined in Section 4.06 of this Agreement.

     "Securities Act" is defined in Section 3.16 of this Agreement.

     "Sellers" is defined in the preamble to this Agreement.

     "Series B Purchase Agreement" means the Series B Preferred Stock Purchase Agreement, made as of September 19, 2002, by and among Buyer and the parties listed on the Schedule of Purchasers thereto.

     "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax.

     "Transferred Employee" is defined in Section 7.01 of this Agreement.

     "Unaudited 6/30/02 Financial Statements" is defined in Section 4.06(b) of this Agreement.

     "U.S. Seller" is defined in the preamble to this Agreement.





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                                   ARTICLE II

                                PURCHASE AND SALE

     2.01 Purchase and Sale. On the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Sellers, all right, title and interest of Sellers in, under and to all of the Purchased Assets.

     2.02 Excluded Assets. Buyer expressly understands and agrees that all assets, properties and rights of Sellers not specifically listed on Schedule
2.01 (the "Excluded Assets") shall be excluded from the Purchased Assets, including without limitation:

               (i) all corporate records (including minute books and stock ledgers), tax returns and financial records;

               (ii) all insurance policies;

               (iii) any refunds, credits, prepayments or over payments with respect to Taxes paid or accrued by Sellers; and

               (iv) the rights to the product known as "BizFlash";

               (v) the tangible personal property used in the Business that is not specifically listed on Schedule 2.01;

               (vi) except with respect to the intellectual property rights related to the product known as "Now Code," all rights to operate the Business, including tradenames, trademarks and other intellectual property rights used in the Business, in the territory of Japan, and all rights under the Japan License; and

               (vii) any cash and cash equivalents of the Sellers on hand as of the Closing Date.

     2.03 License Grant to Purchased Assets. The parties acknowledge that in using and exploiting the Excluded Assets (as permitted under this Agreement and Sellers' ownership interests in the Excluded Assets), Sellers may require the use of certain Purchased Assets. Accordingly, Buyer hereby grants to each of the
Sellers: (i) a perpetual, royalty-free, fully paid up, exclusive in the territory of Japan, license to use and sublicense the product-related Purchased Assets solely to the extent required to perform Sellers' obligations under the Agreement between Foreign Seller and ValueFlash Japan, Inc., dated May 25, 2000 (the "Japan License"); and (ii) a perpetual, royalty-free, fully paid up, nonexclusive, worldwide, sublicensable and fully transferable license to use, modify, display, and create derivative works of the Intellectual Property associated with the product known as "VFlash" in order to update, enhance, modify, fully commercially exploit, transfer, sell and otherwise dispose of the product known as "BizFlash" and its successor products.





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     2.04 Assumption of Liabilities.

               (i) On the Closing Date, Buyer shall assume and, from and after the Closing Date, shall perform all of the obligations of Sellers arising out of the Contracts (to the extent, but only to the extent, such obligations are apparent on the face of such Contracts) and those items listed on Schedule 2.04, to the extent accruing on or after the Closing Date and to the extent not attributable to any default or failure by Sellers to comply with the terms thereof prior to the Closing Date (such obligations, collectively, the "Assumed Liabilities"); and

               (ii) Beginning as of September 1, 2002, Buyer shall assume and agree to pay all of the direct costs and expenses relating to the Transferred Employees, as set forth on Schedule 2.04.

     2.05 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming and shall have no liability for any other liability or obligation of Sellers or any of their respective Affiliates (or any predecessor owner of all or part of their business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Sellers or their respective Affiliates and Sellers shall duly and timely pay, perform and discharge all such liabilities and obligations relating to the Purchased Assets (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

               (i) any obligation or liability for Tax arising from the operation of the Business prior to the Closing Date;

               (ii) any obligation or liability of Sellers or any of their Affiliates arising out of or relating to the ownership or operation of the Purchased Assets or the Business prior to the Closing Date (including any predecessor operations), including any claims, obligations or litigation arising out of or relating to events or conditions occurring prior to the Closing Date;

               (iii) any liabilities or obligations under or with respect to any Employee Plans and Benefit Arrangements and liabilities incurred prior to September 1, 2002 for accrued payroll, accrued bonus and accrued vacation for the Transferred Employees;

               (iv) any liability or obligation relating to an Excluded Asset;

               (v) any liabilities or obligations for continued health care coverage for any employees or other qualified beneficiaries under Code
          Section 4980B ("COBRA") who have a qualifying COBRA event prior to the Closing Date;

               (vi) any liability or obligation of Sellers or either of their Affiliates arising or incurred in connection with the negotiation, preparation and execution





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          of this Agreement and the transactions contemplated hereby, and related fees and expenses of counsel, accountants, brokers, finders and other experts;

               (vii) any liability or obligation of Sellers relating to any current, former or retired employees, except for the liabilities and obligations relating to the Transferred Employees set forth on
          Schedule 2.04;

               (viii) all pending litigation set forth on Schedule 3.08 and any other pending litigation relating to the Business prior to the Closing Date, or any claims, suits or actions arising on or after the Closing Date, but solely to the extent that such litigation, claims, actions or suits relate to activities of either of the Sellers or the conduct of the Business prior to the Closing Date;

               (ix) any liability relating to checks outstanding on the Closing Date; and

               (x) all liabilities and obligations arising out of either Seller's failure to comply with any law, regulation, ordinance, order, writ, judgment, injunction, decree or other requirement of any governmental body or court in connection with the Business prior to the Closing Date.

     2.06 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, or Sellers thereunder. Sellers and Buyer will use their best efforts (but without any payment of money by Sellers or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Sellers thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming Sellers' obligations, any and all rights of Sellers against a third party thereto. Sellers will promptly pay to Buyer when received all monies received by Sellers under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

     2.07 Purchase Price; Allocation of Purchase Price.

          (a) The aggregate purchase price to be paid by Buyer for the Purchased Assets shall consist of the Purchase Price Shares (which shall be issued to the U.S. Seller on the Closing Date) and the assumption of the Assumed Liabilities (the "Purchase Price"). Each Seller hereby confirms their direction to the Buyer that the Purchase Price Shares be issued to the U.S. Seller.





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          (b) At the Closing, Buyer shall deliver to Sellers a statement (the
"Allocation Statement"), setting forth the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets, in accordance with their relative fair market values, and Buyer and Seller agree to report the sale and purchase of the Assets consistent with such allocation for Tax purposes.

     2.08 Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 10:00 a.m., New York City time, on September 19, 2002, at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019, or at such other time or place as Buyer and Seller may agree (the "Closing Date"). At the Closing:

          (a) Buyer shall issue and deliver to (and in the name of), the U.S. Seller, one or more certificates evidencing the Purchase Price Shares;

          (b) Sellers and Buyer shall enter into Bill of Sale, Assignment and Assumption Agreement, Assignment of Intellectual Property Agreements, that certain side letter with respect to certain Transferred Employees and the Registration Rights Agreement (collectively, the "Ancillary Agreements"), and Sellers shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

          (c) Buyer shall deliver to each Seller copies, certified by the Secretary of Buyer, of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          (d) Each Seller shall deliver to Buyer copies, certified by the Secretary of such Seller (or another duly authorized officer), of resolutions duly adopted by the Boards of Directors of such Seller, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          (e) Sellers and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Each of the U.S. Seller and Foreign Seller hereby, jointly and severally, represents and warrants to Buyer, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of the Sellers' disclosure schedules or in any other section or subsection of the Sellers' disclosure schedules if it is reasonably apparent that such disclosure applies that:





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     3.01 Organization and Qualification. Each of U.S. Seller and Foreign Seller
has been duly organized and is validly existing and in good standing (to the extent applicable to the Foreign Seller) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of U.S. Seller and Foreign Seller is duly qualified or licensed to do business, and is in good standing (to the extent applicable to the Foreign Seller), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     3.02 Corporate Authorization. The execution, delivery and performance by U.S. Seller and Foreign Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by U.S. Seller and Foreign Seller of the transactions contemplated hereby and thereby are within U.S. Seller's and Foreign Seller's respective corporate powers and have been duly authorized by all necessary corporate action on the part of U.S. Seller and Foreign Seller, as the case may be. This Agreement and each of the Ancillary Agreements to which either U.S. Seller or Foreign Seller is a party have been duly executed and delivered by U.S. Seller and Foreign Seller, as the case may be, and constitute valid and binding agreements of U.S. Seller and Foreign Seller, as the case may be, enforceable against U.S. Seller or Foreign Seller, as the case may be, in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.03 Non-Contravention. Except as set forth on Schedule 3.03, the execution, delivery and performance by U.S. Seller and Foreign Seller of this Agreement and each of the Ancillary Agreements to which U.S. Seller or Foreign Seller is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of U.S. Seller or Foreign Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to U.S. Seller, Foreign Seller or the Business; or (iii) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens; except in the case of clauses (ii) and (iii) above, such contravention, conflict, or violation which would not, individually or in the aggregate, have a Material Adverse Effect.

     3.04 Required Consents. Schedule 3.04 sets forth each Contract or Permit requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for such Contracts or Permits where the failure to obtain such consents would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent").

     3.05 Absence of Certain Changes. Since June 30, 2002 and, except as set forth on Schedule 3.05 hereto and as contemplated by this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, there has not been any Material Adverse Effect or





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event, occurrence, development or state of circumstances known to U.S. Seller or
Foreign Seller which would reasonably be expected to result in a Material
Adverse Effect.

     3.06 Personal Property.

          (a) Schedule 2.01(a) sets forth a description of all machinery, equipment, furniture, spare and replacement parts, fixed assets, furnishings, fixtures, computer equipment, computer hardware, office equipment, office supplies, goods, and other tangible personal property used in the Business and included in the Purchased Assets.

          (b) No Purchased Asset is subject to any Lien except as set forth on
Schedule 3.06(b) and except for the following (collectively, the "Permitted Liens"),:

               (i) liens for taxes not yet due;

               (ii) liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business; or

               (iii) liens and imperfections of title the existence of which would not materially adversely affect the use of the property subject thereto.

     3.07 Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

     3.08 Litigation. Except as set forth on Schedule 3.08, there is no action, suit, investigation or proceeding pending against or, to the knowledge of U.S. Seller and Foreign Seller, threatened against the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official. There is no judgment, order, injunction, decree, fine, penalty or award outstanding (whether rendered by a court, administrative agency or arbitrator) against U.S. Seller or Foreign Seller or by which U.S. Seller and Foreign Seller are bound which relates to either the Business or any of the Purchased Assets.

     3.09 Material Contracts.

          (a) Except for the Contracts disclosed in Schedule 3.09, U.S. Seller is not a party to or subject to any of the following agreements, contracts or commitments relating solely to the Business:

               (i) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by U.S. Seller or pursuant to which in the last year U.S. Seller paid in the aggregate, $50,000 or more;

               (ii) any sales, distribution or other similar agreement providing for the sale by U.S. Seller of materials, supplies, goods, services, equipment or other





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          assets that provides for annual payments to U.S. Seller, or pursuant to which in the last year either U.S. Seller or an Affiliate received in the aggregate, $50,000 or more;

               (iii) any material partnership, joint venture or other similar contract arrangement or agreement, or any material partnership, joint venture or other similar contract arrangement or agreement relating to the Purchased Assets;

               (iv) any material contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset) or any material contract for the deferred purchase price of any Purchased Asset;

               (v) any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by U.S. Seller or any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by U.S. Seller with respect to the Purchased Assets;

               (vi) any material agency, dealer, sales representative or other similar agreement, or material agency, dealer, sales representative or other similar agreement relating to the Purchased Assets; or

               (vii) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business.

     3.10 Licenses and Permits. U.S. Seller possesses all material permits, licenses, franchises, authorizations, orders, registrations, certificates, variances, approvals and other similar rights obtained from any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof or any court or arbitrator) and all pending applications therefor to the extent relating to the Business and necessary or used in order to carry on the Business (the "Permits"). Schedule
3.10 hereto sets forth all Permits. Except as set forth on Schedule 3.10 hereto, U.S. Seller is in compliance in all material respects with all Permits; there are no proceedings pending or, to the knowledge of U.S. Seller, threatened, to revoke, suspend, cancel or modify any Permit; and, except as set forth on
Schedule 3.10 hereto, all such Permits may be assigned to Buyer as contemplated hereby without the consent of the issuing authority. U.S. Seller knows of no reason why Buyer will not be able promptly to obtain all Permits necessary in order to carry on, or used in, the Business.

     3.11 Compliance with Laws. U.S. Seller is not in violation in any material respect of any applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments), and no notice has been received by U.S. Seller or any of its officers or directors alleging any such violation, except for violations which do not have or would not reasonably be expected to have a Material Adverse Effect.





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     3.12 Proprietary Rights.

          (a) Schedule 3.12(a) contains a complete and accurate list of the material Intellectual Property which forms a part of the Purchased Assets, including the Licensed IP.

          (b) Schedule 3.12(b) contains a complete and accurate list of all: (i) Licensed IP (other than standard, commercially available off-the-shelf software); and (ii) written agreements by which U.S. Seller or Foreign Seller (as the case may be) authorizes a third party to use the Intellectual Property which forms part of the Purchased Assets. Neither of the Sellers, nor, to Sellers' knowledge, is any other party, in breach of or default under any such license or other agreement, and except as set forth on Schedule 3.12(b), each such license or other agreement, to Sellers' knowledge, is now and, subject to obtaining any required consent to the assignment thereof by the applicable Seller to Buyer, upon the Closing shall be, valid and in full force and effect. Sellers have the right to prosecute, defend and bring infringement actions for the Intellectual Property that they own.

          (c) Except as set forth in Schedule 3.12(c), the Sellers own or are licensed or otherwise have the right to use all Intellectual Property included in the Purchased Assets.

          (d) Except as set forth on Schedule 3.12(d), to the knowledge of Sellers, the Intellectual Property which forms a part of the Purchased Assets does not violate or infringe the Intellectual Property rights of any third party. No written claim has been made or notice given to such effect. To Sellers' knowledge, no third party has violated or infringed any of the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other Intellectual Property rights included in the Purchased Assets. Except as set forth in Schedule 3.12(d), neither Seller has given any indemnification to any third party against infringement of such Intellectual Property rights other than in the ordinary course of business.

          (e) Each Seller has taken commercially reasonable steps to protect the confidential or proprietary information which forms a part of the Purchased Assets.

          (f) Except as set forth on Schedule 3.12(f), the Sellers own all right, title and interest in and to the Intellectual Property which forms a part of the Purchased Assets, to the Sellers' knowledge, free and clear of all Liens (other than Permitted Liens) including, without limitation, claims or rights of joint owners and employees, agents, consultants or other parties involved in the development of any computer software. The Intellectual Property which forms a part of the Purchased Assets consists entirely of material: (i) which was created as a work for hire (as defined under U.S. copyright law) by a person or persons who were at the time of creation the regular, full-time, salaried employees of either Seller or their respective predecessors, all rights in which are now owned by Sellers or (ii) the IP ownership of which was duly licensed or fully and irrevocably transferred to Sellers or their predecessors pursuant to a written agreement executed by the owner thereof.

          (g) To Sellers' knowledge, the transactions contemplated under this Agreement do not and will not trigger any provision under any license or agreement related to the Licensed IP to renegotiate or increase the license, support or other fees or charges due under such license or agreement. All the licenses relating to Licensed IP constitute Contracts and, after any applicable consents are granted (all of such consents are listed on Schedule 3.12(g)), pursuant to the assignment of the Contracts to Buyer occurring hereunder, Buyer will succeed to all the rights of Sellers to the Licensed IP.

          (h) It is Sellers' practice to scan the software which forms a part of the Purchased Assets for viruses, "worms," cancelbots, disabling or malicious code.

          (i) As used herein, "Intellectual Property" or "IP" means, collectively, any and all of the following in any jurisdiction throughout the world: (i) U.S. and foreign patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and extensions thereof, certificates of invention and registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, slogans, trade names, service names and corporate names (whether or not registered), including all variations, derivations, combinations, and registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iii) copyrights, and registrations and applications for registration of copyrights, (iv) computer software programs and applications in both source and object code forms, data and documentation, sui generis database rights and statistical models, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) Internet domain names and registrations and applications for registration or renewals thereof, (vii) all other intellectual property and proprietary rights, (viii) all goodwill and know how associated with any of the foregoing and all remedies against infringement, or other violation of any of the foregoing rights and rights of protection of an interest therein under the laws of all jurisdictions and (ix) copies and tangible embodiments thereof.

          (j) As used herein, "Licensed IP" means any Intellectual Property set forth on Schedule 2.01 that is owned by parties other than Sellers.

     3.13 INTENTIONALLY OMITTED

     3.14 Employees; Labor Matters.

          (a) Schedule 3.14(a) sets forth a true and complete list of the names, titles and semi-monthly salaries of all Transferred Employees of U.S. Seller primarily engaged in the Business.

          (b) A list and description of each material Employee Plan and Benefit Arrangement that covers any Transferred Employee is set forth on Schedule 3.14(b) and a true, correct and complete copy of each such Employee Plan and Benefit Agreement has previously been provided to Buyer.

          (c) (i) U.S. Seller is not a party to any union or collective bargaining agreements covering any of the Transferred Employees and (ii) U.S. Seller does not know of any activities or proceedings of any labor union to organize any such employees. U.S. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to Transferred Employees primarily engaged in the Business, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (d) The consummation of the transactions contemplated by this Agreement shall not entitle any employee listed on Schedule 3.14(a) or former employee who was primarily engaged in the Business, to severance benefits, bonuses or other payment from Buyer.

     3.15 Taxes. (i) Each of U.S. Seller and Foreign Seller has duly and timely filed all material Tax returns required to be filed with respect to the Business or the Purchased Assets, (ii) all material Taxes due and payable or required to be withheld by U.S. Seller and Foreign Seller, as the case may be, with respect to the Business or the Purchased Assets have been paid or withheld, (iii) there are no pending Tax audits relating to the Business or the Purchased Assets and
(iv) neither U.S. Seller nor Foreign Seller has received any Tax audit notice or any other notice or assessment to the effect that there is any unpaid interest, penalties or Taxes due or claimed to be due with respect to the Business or the Purchased Assets.

     3.16 Acquisition of Buyer Common Stock for Investment; Ability to Evaluate and Bear Risk.

          (a) U.S. Seller is acquiring the Buyer Common Stock not with a view toward, or for sale in connection with, any distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"). U.S. Seller acknowledges and agrees that the Buyer Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws and subject to the limitations and conditions set forth in the Registration Rights Agreement.

          (b) U.S. Seller (i) is able to bear the economic risk of holding the Buyer Common Stock for an indefinite period, (ii) can afford to suffer the complete loss of its investment in its portion of the Buyer Common Stock, and
(iii) has knowledge and experience in financial and business matters such that each Seller is capable of evaluating the risks of the investment in its portion of the Buyer Common Stock.

          (c) U.S. Seller acknowledges and agrees that, except for certificates representing those shares of Buyer Common Stock which are subject to an effective Registration Statement filed by Buyer or until no longer required by applicable law, the certificates evidencing the shares of Buyer Common Stock issued in the Acquisition shall contain a legend substantially as follows (it being agreed that Buyer will provide replacement certificates without any such legend if not required by applicable law upon request by U.S. Seller):

          The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares represented by this certificate may only be sold or transferred if they are at the time registered under the Securities Act of 1933 or if the sale or transfer thereof is not required to be so registered or is made pursuant to an exemption from registration provided by said Act or the rules and regulations promulgated thereunder. The shares represented by this certificate are subject to the restrictions set forth in the Asset Purchase Agreement, dated as of September 19, 2002, by and between 24/7 Real Media, Inc., Elbit Vflash Inc. and Elbit Vflash Ltd. and the Investors' Rights Agreement, dated as of the Closing Date, by and among 24/7 Real Media, Inc. and the persons and entities listed on Exhibit A attached thereto.

     3.17 Financial Statements. The books of account and related records of the Sellers for the Business reflect in all material respects and in reasonable detail the assets, liabilities and transactions relating to the Business. Included in Schedule 3.17 are unaudited consolidated balance sheets and unaudited consolidated statements of operations and unaudited consolidated statements of stockholders' equity, including notes thereto, as at and for the fiscal year ended December 31, 2001 and the six month period ending June 30, 2002 for the Sellers (collectively, the "Financial Statements"). Such Financial Statements are correct and complete in all material respects and have been prepared in accordance with the books and records of the Sellers and in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied, and fairly present the consolidated financial condition of Sellers at such dates and the consolidated results of operations, and consolidated assets and liabilities of the Sellers as of their respective dates and for the periods covered thereby and then ended, except that the Financial Statements may not contain all required footnotes and are subject to normal year-end audit adjustments.

     3.18 Employee Plans;ERISA. With respect to each Employee Plan and Benefit Arrangement (each collectively referred to as a "Plan"), (i) each Plan has been maintained and operated in all material respects in accordance with its terms and applicable law, including without limitation ERISA and the Code (including rules and regulations thereunder): (ii) except as set forth on Schedule 3.18, each Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that the Plan is qualified under Section 401 of the Code; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or is anticipated against any Plan, any trustee or fiduciaries thereof, U.S. Seller or any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of any Plan (other than routine benefit claims); and (iv) no Plan is or is expected to be under audit or investigation by the Internal Revenue Service, Department of Labor, or any other governmental entity. No Plan is a "multi-employer plan," as defined in Section 3(37) of ERISA, or otherwise subject to Title IV of ERISA or Section 412 of the Code. No Plan currently covers or previously covered employees outside of the United States.

     3.19 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of U.S. Seller or Foreign Seller who might be entitled to any fee or commission from U.S. Seller, Foreign Seller or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

     3.20 Condition of Assets. The tangible Purchased Assets, to Sellers' knowledge, are free from material defects, have been maintained in a commercially reasonable manner, and are in good operating condition and repair (subject to normal wear and tear).

     3.21 Receivables. Schedule 3.21 contains a complete and accurate list of all accounts, notes receivable and other receivables included in the Purchased Assets. All such accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date are valid and genuine.

     3.22 Disclosures. No representation or warranty made by Sellers in this Agreement, any schedule attached hereto or certificate furnished by Seller to Buyer pursuant to this Agreement or the Ancillary Agreements contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any respect.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to each of U.S. Seller and Foreign Seller, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of Buyer's disclosure schedules or in any other section or subsection of Buyer's disclosure schedules if it is reasonably apparent that such disclosure applies, that:

     4.01 Organization and Qualification. Buyer has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is in good standing (to the extend applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     4.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been, or will be in the case of the Ancillary Agreements, duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.03 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any material law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer's business to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of Buyer's assets is or may be bound.

     4.04 Issuance of Shares. The Buyer Common Stock to be issued to Seller hereunder has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all liens, and will not be subject to preemptive rights or other similar rights of stockholders of Buyers that have not been waived and will not impose personal liability upon the holder thereof.

     4.05 Capitalization. All issued and outstanding shares of Buyer's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 4.05, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of Buyer or rights in the nature of stock appreciation rights or phantom equity rights. Except as set forth in Schedule 4.05, Buyer holds no shares of its capital stock in its treasury. Buyer has, as of the date hereof, and will have, as of the Closing Date, sufficient authorized Buyer Common Stock to satisfy its obligations under
Section 2.07 hereof.

     4.06 SEC Filings; Financial Statements.

               (a) Buyer has filed all forms, reports and documents required to be filed by Buyer with the Securities and Exchange Commission (the "SEC") since the filing of Buyer's annual report on Form 10-K for the year ended December 31, 2000. All such forms, reports and documents, including Buyer's annual report on Form 10-K for the year ended December 31, 2001, are referred to herein as the "Buyer SEC Reports." As of their respective dates, each of the Buyer SEC Reports, as of the date filed and as they may have been subsequently amended,
(i) were prepared in accordance with all requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not contain any untrue statement of a material fact or did not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All material agreements to which the Buyer or any of its Subsidiaries is a party or to which the property or assets of Buyer or any of its Subsidiaries are subject are included as part of or specifically identified in the Buyer SEC Reports or have been specifically identified as material agreements on Schedule 4.06(a), and made available, to counsel to the Sellers.

               (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports (collectively, the "Financial Statements") (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, and (iii) fairly presented the financial position of Buyer at the respective dates thereof and for the periods indicated therein, except in the case of unaudited quarterly financial statements for the omission of certain footnotes and subject to normal and recurring year-end adjustments. The unaudited financial statements of the Buyer for the period ending June 30, 2002, in the form provided to the Sellers (the "Unaudited 6/30/02 Financial Statements"), (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, and (ii) represented in all material respects the financial position of the Buyer at the respective dates thereof and for the periods indicated, except for the omission of footnotes and statement of cash flows and subject to normal and recurring year-end adjustments. Except as set forth in the Unaudited 6/30/02 Financial Statements or specifically identified in the Buyer SEC Reports, the Buyer has no liabilities, contingent or otherwise, other than obligations and commitments incurred in the ordinary course of business that are not required under generally accepted accounting principles to be reflected in the Unaudited 6/30/02 Financial Statements, in each case which, individually or in the aggregate, are not material to the financial condition or operating results of Buyer or otherwise, or any amount not adequately reflected or reserved against in the Unaudited 6/30/02 Financial Statements and notes thereto.

               (c) Buyer satisfies the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Investors' Rights Agreement). Buyer is not required to file and, if it were to file a registration statement on Form S-3 on the date hereof, would not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof and to which Buyer is a party or by which Buyer is bound which has not been previously filed as an exhibit to its reports filed with the SEC. To the knowledge of Buyer, except for the issuance of the Common Stock and Series B Shares contemplated by this Agreement and the Series B Purchase Agreement, no event, liability, development or circumstance has occurred or exists, or is currently contemplated to occur, with respect to Buyer or its business, properties, operations, prospects or financial condition, that would be required to be disclosed by Buyer under applicable securities laws or the rules and policies of Nasdaq and Buyer's listing agreement with Nasdaq, and which has not been publicly disclosed.

               (d) Except as set forth on Schedule 4.06(d), Buyer is not in violation of the listing requirements of NASDAQ or its listing agreement with Nasdaq and Buyer has not been notified of any existing facts or circumstances that could reasonably be expected to cause the Buyer Common Stock to no longer be quoted for trading on the NSM.

     4.07 [INTENTIONALLY OMITTED].

     4.08 Absence of Certain Changes. Since June 30, 2002 and except as set forth on Schedule 4.08, there has not been any Material Adverse Effect or event, occurrence, development or state of circumstances known to Buyer which would reasonably be expected to result in a Material Adverse Effect.

     4.09 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

     5.01 Best Efforts; Further Assurances.

          (a) Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. U.S. Seller, Foreign Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer title to the Purchased Assets as provided herein.

          (b) Each of U.S. Seller and Foreign Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of U.S. Seller or Foreign Seller, as the case may be, with full power of substitution in the name of Buyer or in the name of U.S. Seller or Foreign Seller, as the case may be, but for the benefit of Buyer, except as otherwise contemplated hereby, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     5.02 Certain Filings. U.S. Seller, Foreign Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     5.03 Confidentiality. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement.

     5.04 Mail and Communications. U.S. Seller and Foreign Seller will promptly remit to Buyer any mail or other communications received by U.S. Seller or Foreign Seller relating to the Business or the Purchased Assets and any invoices received by U.S. Seller or Foreign Seller relating to Assumed Liabilities which are received by U.S. Seller or Foreign Seller from and after the Closing Date. Buyer will promptly remit to U.S. Seller and Foreign Seller any mail or other communications, including, without limitation, any written inquiries and payments received by Buyer relating to the Excluded Assets or to any business or activity of U.S. Seller and Foreign Seller and any invoices received by Buyer relating to liabilities of U.S. Seller and Foreign Seller other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

     5.05 Tax Filings. U.S. Seller and Foreign Seller shall cooperate with Buyer in the filing of any tax returns with respect to the Purchased Assets, including supplying in a timely manner any information with respect to such Purchased Assets that is reasonably necessary to complete such tax returns or make any distribution of assets to its shareholders.

     5.06 Public Announcements. Unless otherwise agreed by the parties, the initial press release concerning the transactions contemplated hereby shall be a press release approved by the parties to this Agreement; provided, however, that Buyer may make such public disclosure regarding this Agreement and the transactions contemplated hereby which the Buyer in good faith determines is necessary to comply with applicable law or, the requirements of the rules and regulations of the SEC, the NNM or the NSM, in which case the Buyer shall use its best efforts to consult with Sellers before issuing any such release or making any such public disclosure.

     5.07 Tax Matters. The parties acknowledge that the transactions provided for herein are intended not to constitute reorganizations within the meaning of section 368(a) of the Code and no party hereto shall take a position, on a tax return or otherwise, that the transactions constitute such reorganizations. Until the 15 month anniversary of the Closing Date, neither Seller shall liquidate or dissolve or make any distribution that would result in a liquidation of such Seller for United States federal income tax purposes.

     5.08 Exodus/Globix. Each Seller shall perform all of its obligations (including without limitation the payment of any amounts due thereunder) and enforce all of its rights under the Services Agreement with Cable and Wireless Internet Services, Inc. (including without limitation any order forms or similar agreements entered into thereunder or pursuant thereto) and the Master Service Agreement, dated September 20, 2001, between Globix Corporation and U.S. Seller. Sellers shall maintain the servers and equipment listed on Schedule 2.01 in customary repair, maintenance and condition consistent with past practice for a period of 45 days following the Closing Date at no additional cost to Buyer. Buyer shall use its commercially reasonable efforts to move such servers and equipment from their current location within 45 days following the Closing Date; provided, that in the event Buyer is unable to move such servers and equipment within such period, Buyer shall be responsible for the out-of-pocket costs (on a daily basis) of housing and maintaining such servers and equipment for the period from the day following such 45-day period through the day on which such servers and equipment are removed from their current location. Sellers shall use their best efforts to enable Buyer to take possession of such servers and equipment from their current location.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.01 Investors' Rights Agreement. At the Closing, Buyer and Sellers shall enter into the Investors' Rights Agreement, substantially in the form of Exhibit C hereto (the "Investors' Rights Agreement").

     6.02 Employment Agreements. At or prior to the date hereof, employment agreements, copies of which are set forth on Exhibit D (the "Employment Agreements"), shall have been executed and delivered by Buyer and each of the Transferred Employees.

     6.03 ValueFlash. Sellers shall not amend any provision of the Joint Venture Agreement between ValueFlash Corporation Pte. Ltd. ("ValueFlash") and ValueFlash.com, Inc. (the "Singapore Agreement"), without the prior written consent of Buyer, provided that Buyer shall consent to (a) the assignment by Foreign Seller to Buyer of its rights under the Singapore Agreement and (b) the amendment to the Singapore Agreement, substantially in the form attached to
Schedule 3.04.

                                   ARTICLE VII

                                EMPLOYEE BENEFITS

     7.01 Employees and Offers of Employment.

          (a) Prior to the Closing Date, but effective as of the Closing, Buyer shall make offers of employment or consulting to the employees of U.S. Seller primarily engaged in the Business who are listed on Schedule 7.01 (each such person, upon accepting an offer of employment from Buyer, a "Transferred Employee"). Buyer shall be responsible for the payment of all direct costs and expenses related to the Transferred Employees beginning on September 1, 2002 as set forth on Schedule 2.04. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent Buyer from (i) terminating any Transferred Employee in its sole discretion at any time and (ii) amending or terminating any Buyer Plan (as defined in Section 7.01(b) below).

          (b) Effective as of the Closing, all Transferred Employees shall have voluntarily ceased active participation in all Employee Plans and Benefit Arrangements. As of such date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated employees of Buyers and its Affiliates.

          (c) Solely to the extent that any Buyer Plan becomes applicable to any Transferred Employee and solely to the extent that any Buyer Plan, as currently in effect, recognizes the applicable time period, Buyer shall grant, or cause to be granted, to such

Transferred Employee's service with the Business (and any predecessor business of the Business) for the purpose of determining eligibility to participate in and nonforfeitability of benefits under such Buyer Plan and for purposes of benefit accrual under any Buyer Plan which provides vacation or severance benefits (but not for purposes of any pension or retirement benefits).

          (d) To the extent that any Buyer Plan that provides medical, dental, or health benefits becomes applicable to any Transferred Employee, Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent met under the applicable Employee Plan or Benefit Arrangement as of September 1, 2002 and, as to the plan year in which the Closing Date occurs, shall use commercially reasonable efforts to provide that any expenses incurred under the applicable Employee Plan or Benefit Arrangement on or before the date such Buyer Plan became applicable to such Transferred Employee or such Transferred Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the such Buyer Plan.

                                  ARTICLE VIII

                                 NON-COMPETITION

     8.01 Buyer's Covenants. Neither Buyer nor any of its Affiliates nor Subsidiaries shall, directly or indirectly, as a principal or for its own or another's account, alone or in association with any other Person, or through any form of ownership in any Person, use, make, have made, render services in relation to, distribute, operate or otherwise deal with, the Purchased Assets in Japan during the period commencing on the Closing and ending on the date of termination of the Japan License (the "Non-Competition Period").

     8.02 Sellers' Covenants. Each Seller covenants and agrees that, except as permitted under this Section 8.02, it will not (a) engage in the Business anywhere in the world except for Japan; provided, however, that nothing herein shall be construed to prevent during the Non-Competition Period, either Seller from owning as a passive investor up to a five percent (5%) interest in any person that engages in activities that compete with the Business; and provided, further that Foreign Seller shall be permitted to own an interest in ValueFlash Japan, Inc. and (b) for a period of one year commencing on the Closing, solicit any person who is, at that time or was within six (6) months prior to that time, a Transferred Employee for the purpose or with the intent of enticing such Transferred Employee away from or out of the employ of Buyer. For a period of one year commencing on the Closing, neither Parent nor any of its majority-owned Subsidiaries shall own more than a fifty percent (50%) interest in any person that engages in activities that compete with the Business; provided, however, that Parent and its majority-owned Subsidiaries shall be permitted to own, directly or indirectly, any interest in the following companies and their
Affiliates: AdreAct Ltd.; starkeyNET Ltd., M-Wise, Inc. and Cellact Ltd.

     8.03 Interpretation. If any provision contained in this Article VIII shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Article VIII, but this Article VIII shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Article VIII to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each party acknowledges that the other would be irreparably harmed by any breach of this Article VIII and that there would be no adequate remedy at law or in damages to compensate a party for any such breach. Each party agrees that the other shall be entitled to seek injunctive relief requiring specific performance by a party of this Article VIII without the necessity of proving actual damages or the posting of a bond, and each party consents to the entry thereof.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

     9.01 Conditions to the Obligations of Each Party. The obligations of Buyer and Sellers to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) Buyer, U.S. Seller, Foreign Seller and any other parties thereto shall have executed and delivered to the other this Agreement and each of the Ancillary Agreements.

          (b) Each party shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to such requesting party.

          (c) The Series B Purchase Agreement shall have been executed and delivered and the closing conditions set forth therein shall have been satisfied.

          (d) The Investors' Rights Agreement shall have been executed and delivered.

     9.02 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) Each of the representations and warranties of the Sellers in this Agreement and each of the Ancillary Agreements shall be true and correct in all material respects except for the representations and warranties qualified by materiality which shall be true and correct in all respects, in each case on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) The Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the

Ancillary Agreements to be performed or complied with by each such Seller at or before the Closing.

     9.03 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) Each of the representations and warranties of Buyer in this Agreement and each of the Ancillary Agreements shall be true and correct in all material respects except for the representations and warranties qualified by materiality which shall be true and correct in all respects, in each case on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by Buyer at or before the Closing.

                                    ARTICLE X

                          INDEMNIFICATION AND SURVIVAL

     10.01 Indemnification Obligations. The Sellers and Buyer hereby agree as follows:

          (a) Sellers' Indemnification Obligations.

               (i) Subject to the limitations contained in this Article X, each Seller agrees to indemnify Buyer and its Affiliates and the respective Representatives of Buyer and its other Affiliates (the "Buyer Indemnified Parties") from, and hold the Buyer Indemnified Parties harmless from and against, any and all Damages arising out of or resulting from (A) any breach of any representation or warranty made by such Seller in this Agreement, (B) any breach of any covenant or agreement made by such Seller in this Agreement or in any Ancillary Agreement, (C) any Excluded Liability and (D) the reasonable costs of enforcing any Buyer Indemnified Party's rights hereunder.

               (ii) For purposes of this Agreement, the term "Damages" shall mean any and all losses, liabilities, obligations, damages (including governmental penalty or punitive damages, but excluding, as between the parties hereto, consequential damages or claims for lost profits), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incurred in connection with the successful enforcement of this Agreement).

          (b) Buyer's Indemnification Obligations. Buyer shall indemnify each Seller and each Seller's representatives and their other Affiliates (the "Sellers Indemnified Parties") from, and hold the Sellers Indemnified Parties harmless from and against, any and all Damages arising out of or resulting from (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any breach of any covenant or agreement made by Buyer in this Agreement or in any Ancillary Agreement, (iii) any Assumed Liability, and (iv) the reasonable costs of enforcing any Seller Indemnified Party's rights hereunder.

          (c) Indemnification Procedures.

               (i) A party seeking indemnification pursuant to this Section
10.01 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and shall give the Indemnifying Party such information with respect thereto; provided that the failure to give such required initial notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered material actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten (10) business days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves and continues to involve solely monetary Damages; provided that the Indemnifying Party expressly acknowledges in writing that as between the Indemnifying Party and the Indemnified Party (but subject at all times to the conditions and limitations set forth in this Section 10.01, including, but without limitation, the minimum claim and maximum liability limitations contained in Section 10.01(c)(vi)), the Indemnifying Party shall be solely obligated to satisfy and discharge such Third Party Claim. Following delivery of notice of its intention to assume the defense of such Third Party Claim, (A) the Indemnifying Party shall not be liable hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (B) the Indemnifying Party shall make reasonably adequate provisions to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (A) and (B) are collectively referred to as the "Litigation Conditions").

               (ii) Within ten (10) days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied.

               (iii) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim that the Indemnifying Party shall not have assumed the defense of, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, and shall have the right to settle any such Third Party Claim involving monetary damages with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

               (iv) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

               (v) No action or claim for Damages arising out of or resulting from a breach of representations or warranties shall be brought or made after the expiration of the periods set forth in Section 10.03.

               (vi) The indemnification provided for in Section 10.01(a) or
Section 10.01(b) hereof shall not be required unless and until, at the time of any such determination, the aggregate amount of Damages otherwise subject to indemnification under this Section 10.01 exceeds $75,000, and then shall be payable in full up to a maximum amount equal to $1,000,000 for the aggregate amount of all Damages payable to all Buyer Indemnified Parties and all Seller Indemnified Parties, as the case may be; provided, however, that the foregoing $1,000,000 limitation shall not apply to any claim based on a breach of any representation or warranty made by a party in this Agreement or any Ancillary Agreement constituting fraud.

               (vii) No right to indemnification under this Section 10.01 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto or the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing. Notwithstanding anything to the contrary herein, each party shall have the right, irrespective of any knowledge of audit or investigation by such party, to rely fully on the representations, warranties and covenants of the other parties contained herein. Each party acknowledges and agrees that each of the representations and warranties of such party in this Agreement is not to be affected or limited by any previous or other disclosures, express or implied, to any other party or its Representatives.

     10.02 Parent's Indemnifiable Obligations. Subject to all of the limitations and procedures contained in this Article X, including, without limitation, those set forth in Section

10.01(c), in the event that (a) it is finally determined pursuant to either (i) an agreement among each of the Sellers (on the one hand) and a Buyer Indemnified Party (on the other hand) or (ii) a final, non-appealable court order or judgment of a court of competent authority, that such Buyer Indemnified Party is entitled to indemnification by a Seller pursuant to Section 10.01(a) hereunder; and (b) the applicable Seller Indemnifying Party is not able to, or does not, satisfy the indemnification obligation related thereto in full within ten (10) business days following such agreement or such order or judgment, then Parent agrees to indemnify such Buyer Indemnified Party from, and hold such Buyer Indemnified Party harmless from and against, any and all Damages up to a maximum amount of liability of Parent to all Buyer Indemnified Parties for the aggregate of all Damages of $1,000,000.

     10.03 Survival. The representations and warranties of the parties hereto in this Agreement shall survive the Closing until the one (1) year anniversary of the Closing Date; provided however, that Sections 3.01, 3.02, 3.03 and 3.07 shall survive indefinitely.

                                   ARTICLE XI

MISCELLANEOUS

     11.01 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Buyer, to:

          24/7 Real Media, Inc.
          1250 Broadway
          New York, NY 10001
          Attn: Chief Executive Officer
          Facsimile No.:

          with a copy (which shall not constitute notice) to:

          Proskauer Rose LLP
          1585 Broadway
          New York, NY 10036-8299
          Attn: Ronald R. Papa, Esq.
          Facsimile No. : (212) 969-2900
     if to Sellers, to :

          Elbit Vflash Inc.
          c/o No. 3 Azrieli Center
          The Triangle Building
          42nd Floor
          Tel Aviv 67023
          ISRAEL
          Attn: General Counsel
          Facsimile No.: + 972-3-607-5556

          Elbit Vflash Ltd.
          c/o No. 3 Azrieli Center
          The Triangle Building
          42nd Floor
          Tel Aviv 67023
          ISRAEL
          Attn: General Counsel
          Facsimile No.: + 972-3-607-5556

          with a copy (which shall not constitute notice) to:

          Brobeck, Phleger & Harrison LLP
          1633 Broadway, 47th Floor
          New York, New York 10019
          Attn: Richard Gilden, Esq.
          Facsimile: 212-586-7878

     if to Parent:

          Elron Electronic Industries Ltd.
          3 Azrieli Center
          The Triangle Building, 42nd Floor
          Tel Aviv 67023, Israel

     with a copy (which shall not constitute notice) to:

          Brobeck, Phleger & Harrison LLP
          1633 Broadway, 47th Floor
          New York, New York 10019
          Attn: Richard Gilden, Esq.
          Facsimile: 212-586-7878

     11.02 Amendments; No Waivers.

          (a) Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Buyer shall pay all sales and transfer taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets and shall timely prepare and file all tax returns related thereto.

     11.04 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     11.05 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies; provided that each party may assign the benefits of this Agreement to any of its Affiliates.

     11.06 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of law. Each party hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Southern District of New York for the adjudication of any dispute hereunder.

     11.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     11.08 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     11.09 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     11.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        ELBIT VFLASH INC.


                                        By: /s/ Shai Bar-Lavi
                                           -------------------------------------
                                           Name:  Shai Bar-Lavi
                                           Title: CEO


                                        ELBIT VFLASH LTD.


                                        By: /s/ Shai Bar-Lavi
                                           -------------------------------------
                                           Name:  Shai Bar-Lavi
                                           Title:


                                        24/7 REAL MEDIA, INC.


                                        By: /s/ Norman M. Blashka
                                           -------------------------------------
                                           Name:  Norman M. Blashka
                                           Title: EVP & CFO

                                        AGREEING TO BE BOUND SOLELY WITH
                                        RESPECT TO THE PROVISIONS RELATING
                                        TO ELRON ELECTRONIC INDUSTRIES LTD.
                                        IN SECTION 10.03 AND RELATED
                                        MISCELLANEOUS PROVISIONS OF ARTICLE
                                        XII


                                        ELRON ELECTRONIC INDUSTRIES LTD.


                                        By: /s/ Doron Birger
                                           -------------------------------------
                                        Name:  Doron Birger
                                        Title: CEO


                                        By: /s/ Paul Weinberg
                                           -------------------------------------
                                        Name:  Paul Weinberg
                                        Title: General Counsel
                                               & Corporate Secretary